                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                           VIVA GAMING & RESORTS INC.
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                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
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                         (Title of Class of Securities)

                                   9285OU 10 1
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                                 (CUSIP Number)

                                October 12, 2001
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             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

-------------------

            * The  remainder  of this  cover  page  shall  be  filled  out for a reporting  person's  initial filing on this form with respect to the subject  class  of  securities,  and  for any  subsequent  amendment containing information which would alter the disclosures provided in a prior cover page.

                        The information  required in the remainder of this cover
            page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities  Exchange Act of 1934 or otherwise  subject to the liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 9285OU 10 1                   13G             Page 2 of 6 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Dana Gilman
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     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) /  /

                                                                        (b) / /
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     3         SEC USE ONLY

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     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     CANADA
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  NUMBER OF        5      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    3,025,000 shares
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   6      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   7      SOLE DISPOSITIVE POWER

                                3,025,000 shares
               -----------------------------------------------------------------
                   8      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     3,025,000 shares
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    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES  /    /
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    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     10.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                     IN
================================================================================

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CUSIP No. 9285OU 10 1                   13G             Page 3 of 6 Pages
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         Item 1.

         (a)   Name of Issuer:          Viva Gaming & Resorts Inc.
         (b)   Address of Issuer's Principal Executive Offices:
                                        3611 S. Lindell Rd., Suite 108,
                                        Las Vegas, Nevada, 89103-1241

         Item 2.

         (a)   Name of Person Filing:  Dana Gilman
         (b)   Address of Principal Business Office, or if none, Residence:
                                        c/o  Yorktown Securities, Inc., Suite 3100
                                            P.O. Box 830
                                            181 Bay Street
                                            BCE Place
                                            Toronto, Ontario
                                            Canada M5J2T3

         (c)   Citizenship: Canada
         (d)   Title of Class of Securities: Common Stock, par value $.001 per share
         (e)   CUSIP Number:  9285OU 10 1

         Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or
                 13d-2(b) or (c), check whether the person filing is a:

                 /x/   Not Applicable

         (a)     / /   Broker  or  dealer  registered  under  Section  15 of the
                       Exchange Act.

         (b)     / /   Bank as defined in section 3(a)(6) of the Exchange Act.

         (c)     / /   Insurance  company as defined in section  3(a)(19) of the
                       Exchange Act.

         (d)     / /   Investment  company  registered  under  section  8 of the
                       Investment Company Act.

         (e)     / /   An   investment   adviser   in   accordance   with   Rule
                       13d-1(b)(1)(ii)(E);

         (f)     / /   An employee  benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F).

         (g)     / /   A parent holding  company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G).

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CUSIP No. 9285OU 10 1                   13G             Page 4 of 6 Pages
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         (h)     / /   A savings  association  as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

         (i)     / /   A church plan that is excluded from the  definition of an
                       investment   company  under   Section   3(c)(14)  of  the
                       Investment Company Act.

         (j)     / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         Item 4. Ownership

         (a)   Amount Beneficially Owned: 3,025,000 shares.
         (b)   Percent of Class: 10.7%*.
         (c)   Number of shares as to which such person has:
               (i)    sole power to vote or direct the vote: 3,025,000 shares.
               (ii)   shared power to vote or direct the vote: 0 shares.
               (iii)  sole  power to  dispose  or direct  the  disposition  of:
                      3,025,000 shares.
               (iv)   shared power to dispose or direct the disposition of:
                      0 shares.

         * Based on 28,317,700  shares of Common Stock outstanding as of October
         12, 2001 as reported by the Issuer.

         Item 5.  Ownership of Five Percent or Less of a Class.

                          If this  statement  is being  filed to report the fact
                  that as of the date hereof the reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Item 6.  Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not Applicable.

         Item 7.  Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company.

                  Not Applicable.

         Item 8.  Identification and Classification of Members of the Group.

                  Not Applicable.

         Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

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CUSIP No. 9285OU 10 1                   13G             Page 5 of 6 Pages
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         Item 10. Certification.

                         By  signing  below I  certify  that,  to the best of my
                  knowledge and belief,  the  securities  referred to above were not  acquired  and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the  securities  and  were  not  acquired  and are not held in connection with or as a participant in any transaction  having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 9285OU 10 1                   13G             Page 6 of 6 Pages
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: October 22, 2001

                                             By: /s/ Dana Gilman
                                                 ----------------------
                                                     Dana Gilman